                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                           Goulds Pumps, Incorporated
                                       at

                              $37.00 Net Per Share
                                       by

                            George Acquisition, Inc.
                          a wholly owned subsidiary of

                              ITT Industries, Inc.
                            ------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON THURSDAY, MAY 22, 1997, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A
 NUMBER OF SHARES OF COMMON STOCK WHICH, TOGETHER WITH ANY SHARES OWNED BY ITT INDUSTRIES, INC. OR GEORGE ACQUISITION, INC. (THE "PURCHASER"), CONSTITUTES MORE
   THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS) OF ALL SECURITIES OF GOULDS PUMPS, INCORPORATED (THE "COMPANY") ENTITLED TO VOTE
GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER AND (II) THE EXPIRATION OR
   TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO
    OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.
                            ------------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE OFFER AND THE MERGER PURSUANT THERETO ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) of the Company should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to Morgan Stanley & Co. Incorporated (the "Dealer Manager") or to Georgeson & Company Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager, or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:

                              MORGAN STANLEY & CO.
                                  Incorporated
April 25, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INTRODUCTION........................................................................      1
THE TENDER OFFER....................................................................      3
   1.  Term of the Offer; Expiration Date...........................................      3
   2.  Acceptance for Payment and Payment for Shares................................      4
   3.  Procedure for Tendering Shares...............................................      5
   4.  Withdrawal Rights............................................................      7
   5.  Certain Federal Income Tax Consequences......................................      8
   6.  Price Range of Shares; Dividends.............................................      8
   7.  Certain Information Concerning the Company...................................      9
   8.  Certain Information Concerning the Purchaser and the Parent..................     11
   9.  Source and Amount of Funds...................................................     12
  10.  Background of the Offer; Contacts with the Company...........................     13
  11.  The Merger Agreement.........................................................     16
  12.  Purpose of the Offer; the Merger; Plans for the Company......................     26
  13.  Dividends and Distributions..................................................     27
  14.  Effect of the Offer on the Market for the Shares, Nasdaq Listing and Exchange
           Act Registration.........................................................     28
  15.  Certain Conditions of the Offer..............................................     29
  16.  Certain Legal Matters and Regulatory Approvals...............................     31
  17.  Fees and Expenses............................................................     33
  18.  Miscellaneous................................................................     34
SCHEDULE I Certain Information Regarding the Directors and Executive Officers of the
           Purchaser and the Parent.

To:  The Stockholders of
     GOULDS PUMPS, INCORPORATED

                                    INTRODUCTION

     George Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of ITT Industries, Inc., an Indiana corporation (the "Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Goulds Pumps, Incorporated, a Delaware corporation (the "Company"), at a purchase price of $37.00 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), The Bank of New York, which is acting as the Depositary (in such capacity, the "Depositary") and Georgeson & Company Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. See Section 17.

     The Board of Directors of the Company (the "Board of Directors") has unanimously approved the Merger Agreement (as defined below) and the transactions contemplated thereby, and determined that the Offer and the Merger (as defined below) are fair to, and in the best interests of, the holders of the Shares and recommends that the stockholders of the Company accept the Offer and tender their Shares to the Purchaser.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY THE PARENT OR THE PURCHASER, CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS), ON THE DATE OF PURCHASE, OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER (THE "MINIMUM CONDITION") AND (ii) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). SEE SECTIONS 1 AND 15. IF THE PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 20, 1997 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease. See Section 12.

     At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and each Share owned by the Parent, the Purchaser or any other direct or indirect subsidiary of the Parent or of the Company, which shall be cancelled, and other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have not voted in favor of or consented to the Merger and who have delivered a written demand for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL will be cancelled, extinguished and converted into the right to receive $37.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

     The Company has represented to the Parent that (i) as of April 16, 1997, there were 21,381,593 Shares issued and outstanding and 1,689,829 Shares reserved for issuance upon the exercise of outstanding stock options and (ii) between April 16, 1997 and the date of the Merger Agreement, no Shares have been issued by the Company (except upon exercise of such options). Under the terms of the Merger Agreement, the Company has reserved the right to issue up to an additional 60,000 Shares pursuant to an existing employment agreement and a non-employee director plan pursuant to which non-employee directors are paid a portion of their annual retainer in Shares and, as a result, all of such additional Shares (whether or not issued) will be assumed to be outstanding for purposes of determining whether the Minimum Condition is satisfied. Based upon the foregoing, the Purchaser believes that approximately 11,565,712 Shares constitute a majority of the outstanding Shares on a fully-diluted basis.

     The Company has advised the Purchaser that, to the knowledge of the Company, all the directors of the Company intend to tender their Shares pursuant to the Offer.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERM OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, May 22, 1997, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND CERTAIN OTHER CONDITIONS. SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION) AND TO MAKE ANY OTHER CHANGES IN THE TERMS AND CONDITIONS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT SET FORTH IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (i) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (ii) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (iii) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

     Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred, to
(i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Under the terms of the Merger Agreement, however, unless previously approved by the Company in writing, the Purchaser will not change the Minimum Condition or decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer (other than by adding consideration), reduce the maximum number of Shares to be purchased in the Offer, or amend the terms or conditions to the Offer or impose conditions or terms to the Offer in addition to those set forth in Section 15 which, in either case, are adverse to the holders of Shares. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14(d)-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer and the Merger under the HSR Act, and satisfaction of any applicable foreign regulatory requirements. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates for such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES. Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 23, 1997. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. There are limitations on the deductibility of capital losses.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and traded on the Nasdaq National Market under the symbol "GULD". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq National Market as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Annual Report") with respect to periods occurring in 1995 and 1996 and as reported by the Dow Jones News Service thereafter, and the amount of cash dividends paid or declared per share for each quarter based on publicly available sources.

                                                               HIGH       LOW       DIVIDENDS
                                                              ------     ------     ---------
         Year Ended December 31, 1995:
           First Quarter....................................  $24.25     $19.63       $ .20
           Second Quarter...................................   25.50      20.38         .20
           Third Quarter....................................   23.63      21.00         .20
           Fourth Quarter...................................   26.00      22.63         .20

         Year Ended December 31, 1996:
           First Quarter....................................   25.13      20.88         .20
           Second Quarter...................................   25.88      20.00         .20
           Third Quarter....................................   25.88      21.13         .20
           Fourth Quarter...................................   25.00      20.38         .20

         Year Ended December 31, 1997:
           First Quarter....................................   24.88      22.63         .20
           Second Quarter (through April 24, 1997)..........   24.25      22.75         .20

     On March 24, 1997, the last full trading day prior to the date that the Parent sent a letter to the Company expressing interest in acquiring the Company, the closing sale price per Share reported on the Nasdaq National Market was $23.00. On April 18, 1997, the last full trading day prior to announcement of the Offer, the closing sale price per Share reported on the Nasdaq National Market was $22.88. On April 24, 1997, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the Nasdaq National Market was $36.25. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside, make or pay any dividend or other distribution, other than regular quarterly dividends consistent with past practice, in an amount not to exceed $.20 per share, and the distribution of the Rights pursuant to the Rights Plan (as defined in Section 11).

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1996 Annual Report and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser and the Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and the Parent.

     General. The Company started business in 1848 and was later incorporated in 1864 under the laws of New York State as Downs & Co. Manufacturing Company. In 1869, the Company's name was changed to The Goulds Manufacturing Company and in 1926 the name was changed to Goulds Pumps, Incorporated. Effective December 31, 1984, the Company was reincorporated under the laws of the State of Delaware by virtue of a merger transaction. The Company's principal executive offices are located at 300 WillowBrook Office Park, Fairport, New York 14450. The telephone number of the Company at such offices is (716) 387-6600.

     The Company designs, manufactures, sells and repairs centrifugal pumps and accessories for diverse applications. The Company's pumps are used in the following worldwide markets: residential, chemical, commercial, pulp and paper, general industry, sewage/drainage, oil refining and gas processing, agriculture/irrigation and power generation. The Company is organized into two divisions: Industrial Products and Water Technologies.

     Financial Information. Set forth below are certain selected consolidated financial data for the Company's last three fiscal years which were derived from the 1996 Annual Report. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the Nasdaq National Market in the manner set forth below.

                           GOULDS PUMPS, INCORPORATED

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
INCOME STATEMENT DATA
Net sales..................................................  $774,420     $718,763     $585,476
Cost and expenses..........................................   720,518      693,667      555,833
Earnings before income taxes...............................    53,902       25,096       29,643
Income taxes...............................................    19,195        7,024       11,442
Net earnings...............................................    34,707       18,072       18,201
Net earnings per common share..............................      1.63          .85          .86
Weighted average number of common shares outstanding.......    21,313       21,240       21,175
BALANCE SHEET DATA (AT PERIOD END)
Total assets...............................................  $554,871     $553,986     $457,241
Total liabilities..........................................   343,765      363,672      265,954
Total stockholders' equity.................................   211,106      190,314      191,287

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

     8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT. The Purchaser, a Delaware corporation and a wholly owned subsidiary of the Parent, was organized in connection with the Offer and has not carried on any activities to date other than those incident to its formation and the commencement of the Offer.

     The Parent, an Indiana corporation incorporated on September 5, 1995 as, and originally named, ITT Indiana, Inc., is the successor pursuant to a statutory merger of ITT Corporation, a Delaware corporation ("ITT Delaware"), into Parent effective December 20, 1995. ITT Delaware, originally incorporated in Maryland in 1920 as International Telephone and Telegraph Corporation, was reincorporated in Delaware in 1968 and changed its name to ITT Corporation in 1983. On December 19, 1995, ITT Delaware made a distribution (the "Distribution") to its stockholders consisting of all the shares of common stock of ITT Destinations, Inc., a Nevada corporation ("ITT Destinations"), and all the shares of common stock of ITT Hartford Group, Inc., a Delaware corporation, both of which were wholly owned subsidiaries of ITT Delaware. Immediately prior to the Distribution, ITT Destinations changed its name to ITT Corporation.

     The Parent has its World Headquarters at Four West Red Oak Lane, White Plains, NY 10604 and has approximately 59,000 employees based in over 40 countries. The telephone number for the Parent is (914) 641-2000. The address and telephone number for the Purchaser is the same as that for the Parent.

     The Parent, with 1996 sales of approximately $8.7 billion, is a worldwide enterprise engaged directly and through its subsidiaries in the design and manufacture of a wide range of engineered products, focused on the three principal business segments of ITT Automotive, ITT Defense & Electronics and ITT Fluid Technology.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of the Purchaser and the Parent and certain other information are set forth in Schedule I hereto.

     Set forth below are certain selected consolidated financial data relating to the Parent and its subsidiaries for the Parent's last three fiscal years which have been derived from the financial statements contained in the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed by the Parent with the Commission. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Parent with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the New York Stock Exchange, Inc. (the "NYSE") in the manner set forth below.

                              ITT INDUSTRIES, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1996         1995         1994
                                                              --------     --------     ---------
INCOME STATEMENT DATA
Net sales...................................................  $8,718.1     $8,884.2     $ 7,757.7
Operating income............................................     508.4        446.2         417.7
Income from continuing operations...........................     222.6         20.7         201.6
Net income..................................................     222.6        707.9       1,021.8
BALANCE SHEET DATA (AT PERIOD END)
Total assets................................................  $5,491.2     $5,879.2     $11,035.0
Total liabilities...........................................   4,692.0      5,252.5       5,576.0
Shareholders' equity........................................     799.2        626.7       5,459.0

     The Parent is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Parent's directors and officers, their remuneration, options granted to them, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent is required to be disclosed in such proxy statements and distributed to the Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material is also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     None of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser, the Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the proposed Merger is estimated to be approximately $821 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution and/or a loan which will be made by the Parent to the Purchaser. The Parent plans to use funds it has available in its cash accounts and by borrowing under its existing lines of credit. The Parent expects that such borrowings would be repaid from cash flow from the normal operations of the Parent's businesses. The Offer is not conditioned on obtaining financing.

     The revolving credit facility is provided by a group of lenders including The Chase Manhattan Bank, as administrative agent (the "Agent"), and as a lender. The revolving credit facility allows the Parent and its borrowing subsidiaries (each a "Borrower") to borrow up to $1.5 billion through the incurrence of revolving standby loans, competitive loans, local currency loans or the issuance of letters of credit.

     The commitments under the revolving credit facility terminate on November 10, 2000.

     The amounts borrowed pursuant to the revolving credit facility bear interest at the following rates per annum: (A) in the case of standby loans, at the Borrower's option, either: (i) the LIBO Rate (as defined therein) plus an amount ranging from .115% to .250% or (ii) the greater of the Prime Rate (as defined therein) or the Federal Funds Effective Rate (as defined therein) plus
 1/2 of 1%; (B) in the case of competitive loans, at the Borrower's option, either: (i) the LIBO Rate plus an amount ranging from .115% to .250% or (ii) at a fixed rate of interest offered by a lender in its bid and agreed to by the Borrower; or (C) in the case of local currency loans, at the Borrower's option, either: (i) the LIBO Rate plus an amount ranging from .115% to .250% or (ii) that rate of interest specified in a local currency addendum to the revolving credit agreement. The Parent has agreed to pay a quarterly facility fee to each lender under the revolving credit facility, certain fees with respect to the issuance of letters of credit and an annual administrative fee to the Agent.

     The covenants in the revolving credit facility, among other things, restrict the Parent and borrowing subsidiaries from consolidating or merging with or into, or selling, leasing or transferring substantially all their assets to, any other person other than pursuant to the revolving credit facility or incurring liens other than pursuant to the revolving credit facility. In addition, the revolving credit facility requires that the Parent and its restricted subsidiaries, on a consolidated basis, satisfy an interest coverage test. Borrowings under the revolving credit facility are guaranteed by the Parent.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. For more than one year prior to the Offer, members of the Parent's senior management have considered potential transactions which could enhance the value of the Parent for its stockholders, including the possibility of a strategic acquisition of another industrial company or business such as the Company. The Parent developed an extensive list of potential acquisition candidates and then gradually narrowed the list of potential candidates by applying various acquisition criteria. Detailed analysis was then performed on a select group of companies to help narrow the list of potential acquisition candidates even further. In December 1996, the Parent's discussions regarding possible acquisitions began to focus particularly on the Company and actions were taken to effect a more formal analysis of the Company. In March 1997, after a presentation by management to the Board of Directors of the Parent, the Board of Directors of the Parent approved the initiation of contact with the Company to discuss the possibility of a negotiated transaction.

     On March 19, 1997, Richard Labrecque, President of ITT Fluid Technology Corporation, contacted Thomas C. McDermott, Chairman, President and Chief Executive Officer of the Company, to suggest in general terms the possibility of an acquisition of the Company by the Parent. After some discussion, Mr. McDermott indicated that the Company currently planned to carry out its existing "Goulds 2000" strategic plan as an independent company.

     On March 25, 1997, Travis Engen, Chairman, President and Chief Executive Officer of the Parent, called Mr. McDermott to reiterate the Parent's interest in acquiring the Company and to express his willingness to meet and discuss the specific terms of the Parent's proposal. Mr. McDermott restated his view that the Company wished to carry out its strategic plan and declined to meet with Mr. Engen. Mr. Engen then informed Mr. McDermott that he would send Mr. McDermott a letter containing the Parent's proposal. Later that day, Mr. Engen sent the following letter to Mr. McDermott.

March 25, 1997

Mr. Thomas C. McDermott
Chairman, President and Chief Executive Officer
Goulds Pumps, Incorporated
300 WillowBrook Office Park
Fairport, New York 14450

Dear Mr. McDermott:

     I enjoyed talking to you earlier today but I was disappointed that you have continued your unwillingness to meet with us to discuss our proposal. Since we are not able to meet with you in person to explain our thinking, I am sending this letter.

     ITT Industries, Inc. proposes to acquire Goulds Pumps, Incorporated ("Goulds") through a negotiated merger transaction in which Goulds' stockholders would receive $34.00 in cash for each share of outstanding common stock. This price is based on our review of public information and our assessment of the benefits of combining our organizations. This proposal represents what we believe is an excellent opportunity for you and ITT Industries to maximize value for your stockholders at a price which represents a premium of approximately 48% over the closing market price of Goulds' common stock yesterday. We are confident that this price is at a level which your stockholders would enthusiastically support.

     As I am sure you are aware, ITT Industries is a leading supplier of pumps, valves, heat exchangers, mixers, instruments and controls for the management of fluids with annual sales in these areas in excess of $1.3 billion. ITT Industries has, as Goulds does, an enviable reputation for the quality of its products and service. We have been studying the benefits of a combination with Goulds for some time. We strongly believe the complementary aspects of our products, our production capabilities and technologies would be a perfect strategic fit and would enable the combined operation to compete more effectively in the global marketplace. For these reasons, a combination of Goulds with our current fluid technology business has become a leading interest of our management and the ITT Industries Board of Directors.

     We envision that we would negotiate a mutually acceptable definitive merger agreement on appropriate and customary terms and conditions. Our antitrust counsel has conducted a preliminary review of the two businesses and we do not believe that our proposal gives rise to any meaningful antitrust concerns. Obviously given our financial strength, financing would not pose a problem for the consummation of the transaction, and Morgan Stanley, our financial advisor, concurs.

     We hope that you will view this proposal as we do -- a unique opportunity for Goulds' stockholders to realize full value for their shares in a transaction that can quickly be consummated. We are prepared to meet with you and your advisors to answer any questions that you may have about our proposal and to proceed expeditiously to negotiate a definitive merger agreement with you.

     My purpose in sending this letter is to provide you with more information about our proposal and to express our sincere desire to work together with you to reach agreement on a consensual basis. At this point, we are hoping that our discussions can remain a private matter between us, although we would expect you to share this proposal with the members of your Board of Directors. We seek to move quickly on our proposal and would like to hear back from you as soon as possible. Accordingly, unless we hear back from you before then, we will contact you on Monday, March 31st to discuss the timing of your Board's response to our proposal.

                                          Sincerely,

                                          Travis Engen
                                          Chairman, President and Chief
                                          Executive

     On March 31, 1997, Mr. Engen called Mr. McDermott to discuss the proposal contained in the letter. Mr. McDermott informed Mr. Engen that the Board of Directors of the Company would be meeting on April 4, 1997 and would consider the proposal at that meeting. Mr. Engen requested that Mr. McDermott promptly respond to the proposal after the Board of Directors meeting on April 4th.

     On April 4, 1997, the Board of Directors of the Company held a meeting with management and its legal and financial advisors to consider the Parent's proposal. Legal counsel advised the Board of Directors regarding its fiduciary duties. Mr. McDermott outlined the chronology of events leading to the proposal. Goldman, Sachs & Co. ("Goldman Sachs") then made a presentation to the Board of Directors concerning the proposal, including background information on the Parent and various financial analyses. The Board, recognizing the strategic fit between the Company and the Parent's fluid technology business and taking into account the advice and presentation of legal counsel and Goldman Sachs, concluded by asking Mr. McDermott to schedule a meeting with Mr. Engen to further discuss the proposal. The Board also authorized management and Goldman Sachs to contact one other party that had previously contacted the Company to determine their level of interest. The Board also considered the adoption of the Rights Plan (as defined in Section 11).

     On April 7, 1997, Mr. McDermott called Mr. Engen to inform him that the Board of Directors of the Company had considered the proposal and that he was available to discuss the proposal and the two agreed to meet on April 9th.

     On April 8, 1997, a representative of Morgan Stanley discussed the proposal contained in Mr. Engen's March 25 letter with a representative of Goldman Sachs. Goldman Sachs indicated that the $34.00 per share price level included in the letter was not at a level that would justify commencing a process that could result in a sale of the Company.

     On April 9, 1997, Mr. Engen, Mr. Labrecque, Mr. McDermott and John Murphy, Vice President and Chief Financial Officer of the Company, met to discuss the Parent's proposal. Mr. McDermott informed Mr. Engen and Mr. Labrecque that the Company's preference was to remain independent but that he would be willing to discuss with the Company's Board of Directors a possible acquisition by the Parent at a price which the Board of Directors of the Company believed to be in the best interests of the Company's stockholders. Mr. McDermott stated that he thought the $34.00 per share price level indicated in the letter was too low but did not indicate the specific price level he considered to be an adequate basis for continued discussions with the Parent. After further discussion, Mr. McDermott agreed with Mr. Engen that the Company's financial advisors be available to discuss the valuation of the Company with the Parent's financial advisors. In telephone calls on April 10 and April 11, 1997 a representative from Morgan Stanley and a representative from Goldman Sachs discussed their respective methodologies for valuing the Company, but were unable to reach any agreements in furtherance of the discussions between the principals.

     On April 14, 1997, Mr. Engen again spoke to Mr. McDermott. Mr. McDermott continued to decline to specify a per share price for the Company and reiterated that the Company was not for sale, but indicated that if the parties could come to a preliminary understanding concerning a valuation range for the Company, he believed that the Company would be willing to have discussions with the Parent regarding the terms of a possible transaction, and, in that regard, to permit the Parent to commence a due diligence review of the Company subject to entering into an appropriate confidentiality agreement. Later that day, a representative of Morgan Stanley indicated in a telephone conversation with a representative of Goldman Sachs that the Parent would be willing to consider, subject to due diligence and an acceptable process for discussing definitive terms of an acquisition, an increase in the price included in the March 25 letter by up to 5%.

     On April 15, 1997, the Board of Directors of the Company had a telephone meeting with Company management and its legal and financial advisors to update the directors on developments. After discussion, the Board authorized management and its advisors (subject to further approval by the Board in the event that a definitive agreement could be concluded with the Parent) to proceed with negotiations, including the provision of confidential information, if the Parent indicated its willingness to pay a price of not less than $37.00 per Share. Representatives of Goldman Sachs thereafter contacted representatives of Morgan Stanley and stated that the Company would be willing to provide the Parent with access to the Company for due diligence purposes and to have discussions with the Parent for a short time period if the Parent would be willing to consider a price level of not less than $37.00 per Share.

     On April 16, 1997, Morgan Stanley advised Goldman Sachs that the Parent was prepared to move forward on the bases suggested by the Company. On April 17, 1997, the Parent and the Company executed a confidentiality letter and the Parent began its due diligence review of the Company, which it completed on April 19, 1997.

     Negotiations of the terms of the merger agreement were conducted in a series of meetings and telephone conversations held between April 18 and April 20, 1997.

     On April 20, 1997, the Board of Directors of the Company met to consider the results of that negotiation process and, after considering reports from management and the Company's financial and legal advisors, unanimously voted to enter into the Merger Agreement and to recommend that stockholders accept the Offer and tender their Shares. The Board also decided to adopt the Rights Plan in order to prevent any stockholder or group of stockholders from accumulating sufficient shares to trigger a condition under the Offer or payments to employees by causing a change in control (as defined in various employee plans and arrangements) to occur. The Board of Directors of the Parent also had a telephonic meeting to approve the Merger Agreement on April 20th.

     Following the approval of the Board of Directors of the Company and the Parent, on April 20, 1997, the Company, the Parent and the Purchaser entered into the Merger Agreement.

     11. THE MERGER AGREEMENT. The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the Merger Agreement which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1.

     The Offer. The Merger Agreement provides for the commencement of the Offer as soon as reasonably practicable after the date of the Merger Agreement, but in no event later than five business days from the date of public announcement of the execution of the Merger Agreement. The obligation of the Purchaser to accept for payment Shares tendered pursuant to the Offer is subject only to the satisfaction or waiver by the Purchaser of the conditions described in Section
15. Under the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Condition) and make any other changes in the terms and conditions of the Offer; provided, that, unless previously approved by the Company in writing, no change may be made which (a) changes the Minimum Condition, (b) decreases the price per Share payable in the Offer, (c) changes the form of consideration payable in the Offer (other than by adding consideration), (d) reduces the maximum number of Shares to be purchased in the Offer, or (e) amends the terms or Offer Conditions or imposes conditions or terms to the Offer in addition to those set forth in the Merger Agreement which, in either case, are adverse to holders of the Shares. Pursuant to the Merger Agreement, the Purchaser agrees that, unless it is permitted to terminate the Merger Agreement pursuant to certain applicable termination provisions in the Merger Agreement, it can terminate the Offer only on a scheduled expiration date. The Purchaser further agrees that: (A) in the event it would otherwise be entitled to terminate the Offer at any scheduled expiration thereof due to the failure of one or more of the conditions set forth in paragraphs (a), (b), (c), (d)(i), (e) or (h) of the Offer Conditions to be satisfied or waived, it shall give the Company notice thereof and, at the request of the Company, extend the Offer until the earlier of (1) such time as such condition is or conditions are satisfied or waived and (2) the date chosen by the Company which shall not be later than (x) the Outside Date applicable to the condition or conditions with respect to which the extension is requested or
(y) the earliest date on which the Company reasonably believes such condition or conditions will be satisfied; provided that if such condition is not or conditions are not satisfied by any date chosen by the Company pursuant to clause (y), the Company may request further extensions of the Offer in accordance with the terms of this paragraph; and (B) in the event that it would otherwise be entitled to terminate the Offer at the initial scheduled expiration date thereof due solely to the failure of the Minimum Condition to be satisfied or waived, it shall, at the request of the Company (which request may be made by the Company only on one occasion), extend the Offer for up to five business days from such initial scheduled expiration date. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, including but not limited to the Offer Conditions, the Purchaser will accept for payment and pay for Shares as soon as it is permitted to do so under applicable law.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company (the "Surviving Corporation"). As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation. At the Parent's election, any direct or indirect subsidiary of the Parent other than the Purchaser may be merged with and into the Company instead of the Purchaser.

     At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (unless otherwise provided for) will be cancelled, extinguished and converted into the right to receive $37 in cash or any higher price that may be paid pursuant to the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner described in the Merger Agreement, less any required withholding taxes.

     The Merger Agreement provides that, immediately prior to the Effective Time, each outstanding stock option and any related stock appreciation right granted to employees and non-employee directors of the Company and its subsidiaries (together, an "Option"), whether or not then exercisable, will be cancelled by the Company, and the holder thereof will be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash equal to the product of
(a) the number of Shares previously subject to such Option and (b) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option.

     The Merger Agreement provides that Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and shall have delivered a written demand for appraisal of such Shares in the time and manner provided in
Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration as described above

     The Merger Agreement also provides that at the Effective Time and without any further action on the part of the Company and the Purchaser, the Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under the DGCL. At the Effective Time and without any further action on the part of the Company and the Purchaser, the By-Laws of the Purchaser shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Purchaser and as provided by law. The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

  Agreements of the Parent, the Purchaser and the Company.

     Stockholders Meeting. Pursuant to the Merger Agreement, the Company, if required, shall, in accordance with and subject to applicable law and the Company's Certificate of Incorporation and By-Laws, (i) duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Stockholders Meeting") and (ii) subject to the fiduciary duties of the Company's Board of Directors under applicable law, (A) include in the Proxy Statement (as defined below) the unanimous recommendation of the Board of Directors that the stockholders of the Company vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby and the written opinion of the Financial Adviser (as defined in the Merger Agreement) that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders and (B) use its reasonable best efforts to obtain the necessary approval of the Merger Agreement and the transactions contemplated thereby by its stockholders. At the Stockholders Meeting, the Parent and the Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of approval of the Merger Agreement and the transactions contemplated thereby.

     The Merger Agreement provides that, notwithstanding the foregoing, in the event that the Purchaser shall acquire at least 90% of the outstanding Shares, the Company agrees, at the request of the Purchaser, subject to the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

     Proxy Statement. The Merger Agreement provides that, if required by applicable law, as soon as practicable following the Parent's request, the Company will file with the Commission under the Exchange Act and the rules and regulations promulgated thereunder, and will use its reasonable best efforts to have cleared by the Commission the proxy statement with respect to the Stockholders' Meeting (the "Proxy Statement").

     Company Board Representation. The Merger Agreement provides that, promptly upon the purchase by the Purchaser of Shares pursuant to the Offer, and from time to time thereafter, the Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give the Purchaser representation on the Board of Directors equal to the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all action necessary to cause the Purchaser's designees to be so elected, including either increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At such times, the Company will use its reasonable best efforts to cause persons designated by the Purchaser to constitute the same percentage as is on the board of (i) each committee of the Board of Directors,
(ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law. The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Following the election or appointment of the Purchaser's designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment, or waiver of any term or condition, of the Merger Agreement or the Certificate of Incorporation or By-Laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser or waiver or assertion of any of the Company's rights thereunder, and any other consent or action by the Board of Directors with respect to the Merger Agreement, will require only the concurrence of a majority of the directors of the Company then in office who are neither designated by the Purchaser nor are employees of the Company (the "Disinterested Directors") and such concurrence shall constitute the authorization of the Board of Directors of the Company and no other action by the Company, including any action by any other director of the Company, shall be required for purposes of the Merger Agreement. The number of Disinterested Directors shall be not less than two.

     Access to Information; Confidentiality. Pursuant to the Merger Agreement, from the date thereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of the Parent, and financing sources who shall agree to be bound by the provisions of such section of the Merger Agreement as though a party thereto, complete access, consistent with applicable law, at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and will furnish the Parent and such financing sources with all financial, operating and other data and information as the Parent, through its officers, employees or agents, or such financing sources may from time to time reasonably request.

     The Merger Agreement further provides that each of the Parent and the Purchaser will hold and will cause its officers, employees, auditors and other agents to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to the Parent or the Purchaser in connection with the transactions contemplated in the Merger Agreement (except to the extent that such information can be shown to have been generally available to the Parent or the Purchaser on a non-confidential basis prior to the date thereof; provided that the source of such information was not known by the Parent or the Purchaser to be bound by a confidentiality agreement and will not release or disclose such information to any other person, except
(1) the officers, directors, employees, counsel, investment bankers and other representatives of the Parent and the Purchaser who need to know such information for the purposes of evaluating the Merger and the other transactions contemplated by the Merger Agreement and (2) any other person after the Company has provided written consent to such disclosure). If the transactions contemplated by the Merger Agreement are not consummated, such confidence will be maintained for a period of two years from the date thereof and, if requested by or on behalf of the Company, the Parent and the Purchaser will, and will use all reasonable efforts to cause their auditors and other agents to, return to the Company or destroy all copies of written information furnished by the Company to the Parent and the Purchaser or their agents, representatives or advisors. It is understood that Parent and Purchaser shall be deemed to have satisfied their obligation to hold such information confidential if they exercise the same care as they take to preserve confidentiality for their own similar information.

     No Solicitation of Transactions. The Merger Agreement provides that the Company, its affiliates and their respective officers, directors, employees, representatives and agents will immediately cease any existing discussions or negotiations, if any, with any parties conducted theretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 20% of the equity interest in, the Company or any business combination with the Company. Except as set forth in the Merger Agreement, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, will, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Parent and the Purchaser, any affiliate or associate of the Parent and the Purchaser or any designees of the Parent or the Purchaser) concerning any merger, sale of any material portion or assets, sale of more than 20% of the shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary of the Company. The Company may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access to any person made after the date of the Merger Agreement which was not encouraged, solicited or initiated by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date thereof, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such person concerning any merger, sale of assets, sale of shares of capital stock or similar transaction (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company, if such person has submitted a written proposal to the Board of Directors of the Company relating to any such transaction and the Board determines in good faith, based upon the advice of outside counsel to the Company, that failing to take such action would constitute a breach of the Board's fiduciary duty under applicable law. The Board will notify the Parent immediately if any such proposal is made and will in such notice, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal and shall keep the Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The Company has also agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board shall have determined in good faith, based upon the advice of outside counsel, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board of Directors under applicable law.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that the By-Laws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in Article 12 of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.

     Pursuant to the Merger Agreement the Parent will use its reasonable best efforts to cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring prior to the Effective Time to the extent available; provided, however, that in no event shall the Parent or the Company be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company (which the Company represents and warrants to be not more than $250,000) to maintain or procure insurance coverage pursuant to the Merger Agreement.

     The Merger Agreement also provides that for six years after the Effective Time, the Parent agrees that it will or will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "Costs") (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law (and the Parent will, or will cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

     Further Action; Reasonable Best Efforts. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, each of the parties thereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable, including but not limited to (i) cooperation in the preparation and filing of the Offer Documents (as defined in the Merger Agreement), the Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act or other foreign filings and any amendments to any thereof and (ii) using its reasonable best efforts to promptly make all required regulatory filings and applications including, without limitation, responding promptly to requests for further information and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger. The Merger Agreement also provides that the Company and the Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other communications received by the Parent or the Company, as the case may be, or any of their subsidiaries, from any Governmental Authority (as defined in the Merger Agreement) with respect to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement. The parties also agree to consult and cooperate with one another, and consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party thereto in connection with proceedings under or relating to the HSR Act or any other antitrust law.

     Without limiting the generality of the foregoing undertakings, in the Merger Agreement: (i) the Parent agrees to, if necessary to prevent any Governmental Authority from taking steps to obtain, or from issuing, any order, injunction, decree, judgment or ruling or the taking of any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger, offer to accept an order to divest (or enter into a consent decree or other agreement giving effect thereto) such of the Company's or the Parent's assets and business as may be necessary to forestall such order, decree, ruling or action and to hold separate such assets and business pending such divestiture, but only if the amount of such assets and businesses would not be material (measured in relation to the combined assets or revenues of the Company and its subsidiaries and the Parent's fluid technology business, taken as a whole); and (ii) the Company and the Parent each agree to contest and resist any action seeking to have imposed any order, decree, judgment, injunction, ruling or other order (whether temporary, preliminary or permanent) (an "Order") that would delay, restrain, enjoin or otherwise prohibit consummation of the Offer or the Merger and in the event that any such temporary or preliminary Order is entered in any proceeding that would make consummation of the Offer or the Merger in accordance with the terms of the Merger Agreement unlawful or that would prevent or delay consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement, to use its reasonable best efforts to take promptly any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause
(i) of this paragraph) necessary to vacate, modify or suspend such Order so as to permit such consummation as promptly as practicable after the date of the Merger Agreement.

     Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to the Effective Time, unless the Parent shall otherwise agree in writing, (1)the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, (2) the Company and its subsidiaries shall each use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations and (3) neither the Company nor any of its subsidiaries shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly do, or commit to do, any of the following without the prior written consent of the Parent: (i) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents; (ii) issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (A) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries (except for the issuance of up to 1,749,829 shares of Company Common Stock required to be issued pursuant to (x) the terms of Options outstanding as of April 16, 1997, (y) the employment agreement effective July 1, 1996 between the Company and Thomas C. McDermott, and (z) the plan under which non-employee directors are paid one-half of their annual retainer in shares of Company Common Stock) or (B) any assets of the Company or any of its subsidiaries, except for sales of products in the ordinary course of business and in a manner consistent with past practice; (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (A) regular quarterly dividends consistent with past practice, in an amount not to exceed $.20 per share and (B) the distribution of Rights (as defined below) pursuant to the Rights Plan (as defined below)); (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (v) (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than in the ordinary course of business consistent with past practice);
(C) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; or (D) authorize any single capital expenditure which is in excess of $1,500,000 or capital expenditures (during any three month period) which are, in the aggregate, in excess of $7,500,000 for the Company and its subsidiaries taken as a whole; (vi) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Merger Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans to or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining agreement or Company Plan (as defined in the Merger Agreement), including, but not limited to, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (vii) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it; (viii) make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; (ix) settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated by the Merger Agreement; (x) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger); (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice and (B) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date of the Merger Agreement (including, without limitation, benefit plans relating to directors); or (xii) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described here above or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue and incorrect as of the date when made if such action had then been taken, or would result in any of the conditions set forth in Annex A of the Merger Agreement not being satisfied.

     Employee Benefits Matters. The Merger Agreement provides that on and after the Effective Time, the Parent shall cause the Surviving Corporation and its subsidiaries to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans (including, without limitation, deferred compensation plans), programs and policies in existence as of the date thereof for all employees (and former employees) and directors (and former directors) of the Company and its subsidiaries. The Parent and the Company have agreed that the Surviving Corporation and its subsidiaries shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect as of the date thereof.

     Pursuant to the Merger Agreement the Parent has agreed to cause the Surviving Corporation, for the period commencing at the Effective Time and ending on the first anniversary thereof, to provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the employees of the Surviving Corporation and its subsidiaries (other than employees covered by a collective bargaining agreement) which are no less favorable in the aggregate than those provided pursuant to the plans, programs and arrangements (other than those related to the equity securities of the Company) of the Company and its subsidiaries in effect on the date thereof and employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement; provided, however, that nothing in the Merger Agreement shall prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of the Parent, the Company or the Surviving Corporation or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law. Employees of the Surviving Corporation shall be given credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company, under each employee benefit plan, program, or arrangement of the Parent in which such employees are eligible to participate for purposes of eligibility and vesting; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

     Disposition of Litigation. The Merger Agreement provides that the Company agrees that it will not settle any litigation currently pending, or commenced after the date thereof, against the Company or any of its directors by any stockholder of the Company relating to the Offer or the Merger Agreement, without the prior written consent of Parent (which shall not be unreasonably withheld).

     Rights. The Company also agreed in the Merger Agreement to promptly adopt a Stockholder Rights Plan (the "Rights Plan") in the form delivered to the Parent on or prior to the date of the Merger Agreement and that immediately prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company will take all necessary action to terminate all of the outstanding Rights (as defined in the Rights Plan), effective immediately prior thereto. The Company has taken, or prior to the adoption of such Rights Plan, will take, all necessary action so that none of the execution of the Merger Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will (i) cause the Rights issued pursuant to such Rights Plan to become exercisable, (ii) cause any person to become an Acquiring Person (as defined in the Rights Plan) or (iii) give rise to a Separation Time (as defined in the Rights Plan) or a Flip-In Date (as defined in the Rights
Plan). The Company has also agreed in the Merger Agreement that it will not amend the Rights Plan.

     Representation and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's capitalization, the absence of any required filings and consents, the absence of conflicts with charter documents and contracts, SEC filings and financial statements, absence of certain changes or events, business, compliance with law, the absence of litigation, employee benefit plans, the filing and compliance of reports with the requirements of the Commission, environmental matters, brokers and taxes.

     Conditions of the Merger. Under the Merger Agreement, the respective obligations of the Parent, Purchaser and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) if required by the DGCL, the Merger Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's Certificate of Incorporation and the DGCL (which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares); (b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States, foreign, federal or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; and (c) the Purchaser shall have purchased Shares pursuant to the Offer.

     Termination; Fees and Expenses. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company as follows:

          (a) by mutual written consent of the Parent, the Purchaser and the Company;

          (b) by the Parent or the Company if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which either the Company or the Parent, directly or indirectly, has material assets or operations, shall have issued a final order, injunction, decree, judgment or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, injunction, decree, judgment, ruling or other action is or shall have become final and nonappealable;

          (c) by the Parent (only following the Outside Date (as defined below), in the case of clause (ii) below) if due to an occurrence or circumstance which resulted in a failure to satisfy any of the Offer Conditions, the Purchaser shall have (i) terminated the Offer in accordance with the terms of the Merger Agreement or (ii) failed to pay for Shares pursuant to the Offer on or prior to the Outside Date;

          (d) by the Company (only following the Outside Date, in the case of clause (ii)(B) below) if (i) there shall have been a material breach of any covenant or agreement on the part of the Parent or the Purchaser contained in the Merger Agreement which materially adversely affects the Parent's or the Purchaser's ability to consummate (or materially delays commencement or consummation of) the Offer, and which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the date on which the Offer expires, (ii) the Purchaser shall have (A) terminated the Offer or (B) failed to pay for Shares pursuant to the Offer on or prior to the Outside Date (unless such failure is caused by or results from the failure of any representation or warranty of the Company to be true and correct in any material respect or the failure of the Company to perform in any material respect any of its covenants or agreements contained in the Merger Agreement) or (iii) prior to the purchase of Shares pursuant to the Offer, any person shall have made a bona fide offer to acquire the Company (A) that the Board of Directors of the Company determines in its good faith judgment is more favorable to the Company's stockholders than the Offer and the Merger and (B) as a result of which the Board of Directors determines in good faith, based upon the advice of outside counsel, that it is obligated by its fiduciary obligations under applicable law to terminate the Merger Agreement, provided that such termination under this clause (iii) shall not be effective until the Company has made payment of the full fee and expense reimbursement in accordance with the Merger Agreement as described below; or

          (e) by the Parent prior to the purchase of Shares pursuant to the Offer if (i) there shall have been a breach of any covenant or agreement on the part of the Company contained in the Merger Agreement which is reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) on the Company or which materially adversely affects (or materially delays) the consummation of the Offer, which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the date on which the Offer expires, (ii) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, Merger Agreement or the Merger or shall have recommended another offer or transaction, or shall have resolved to effect any of the foregoing, or (iii) the Minimum Condition shall not have been satisfied by the expiration date of the Offer as it may have been extended pursuant to the Merger Agreement and on or prior to such date (A) any person (including the Company but not including the Parent or the Purchaser) shall have made a public announcement with respect to a Third Party Acquisition that contemplates a direct or indirect consideration (or implicit valuation) for Shares (including the value of any stub equity) in excess of the per Share Merger Consideration or (B) any person (including the Company or any of its affiliates or subsidiaries), other than the Parent or any of its affiliates shall have become (and remain at the time of termination) the beneficial owner of 19.9% or more of the Shares (unless such person shall have tendered and not withdrawn such person's Shares pursuant to the Offer). As used in the Merger Agreement, the "Outside Date" means the latest of (A) 70 days following the date thereof, (B) the date that all conditions to the Offer set forth in paragraph (a) and (h) of the Offer Conditions, the satisfaction of which involve compliance with or otherwise relate to any United States antitrust or competition laws or regulations (including any enforcement thereof), have been satisfied for a period of 10 business days, or (C) 10 business days following the conclusion of any ongoing proceedings before any foreign Governmental Authority (as defined in the Merger Agreement) in connection with its review of the transactions contemplated by the Merger Agreement pursuant to any foreign antitrust or competition law or regulation; provided that in no event shall the Outside Date be later than December 31, 1997.

     The Merger Agreement provides that in the event of the termination of the Merger Agreement pursuant to the above paragraph, the Merger Agreement shall forthwith become void and there shall be no liability on the part of any party thereto except as set forth in the Merger Agreement; provided, however, that nothing therein shall relieve any party from liability for any wilful breach thereof.

     The Merger Agreement further provides that if:

     (i) the Parent terminates the Merger Agreement pursuant to (e)(i) above, or if the Company terminates the Merger Agreement pursuant to (d)(ii) above under circumstances that would have permitted the Parent to terminate the Merger Agreement pursuant to (e)(i) above, and within 15 months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition (as defined below), or a Third Party Acquisition occurs, involving any party (or any affiliate or associate thereof) (x) with whom the Company (or its agents) had any discussions with respect to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with respect to or with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed any interest publicly or to the Company in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) prior to such termination; or

     (ii) the Parent terminates the Merger Agreement pursuant to (e)(i) above, or if the Company terminates the Merger Agreement pursuant to (d)(ii) above under circumstances that would have permitted the Parent to terminate the Merger Agreement pursuant to (e)(i) above and within 15 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition that contemplates a direct or indirect consideration (or implicit valuation) for Shares (including the value of any stub equity) in excess of the per Share Merger Consideration; or

     (iii) (1) the Company terminates the Merger Agreement pursuant to (d)(iii) above or (2) the Company terminates the Merger Agreement pursuant to (d)(ii)(B) above and at such time the Parent would have been permitted to terminate the Merger Agreement according to (e)(ii) or (iii) above or (3) the Parent terminates the Merger Agreement pursuant to (e)(ii) or (iii) above;

then the Company shall according to the Merger Agreement pay to the Parent and the Purchaser, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with any termination contemplated by the immediately preceding paragraph, a fee, in cash, of $22 million (less any amounts previously paid pursuant to the next paragraph), provided, however, that the Company in no event shall be obligated to pay more than one such fee with respect to all such agreements and occurrences and such termination.

     The Merger Agreement also provides that upon the termination of the Merger Agreement (i) under circumstances in which the Parent shall have been entitled to terminate the Merger Agreement pursuant to (e)(i) above (whether or not expressly terminated on such basis) or (ii) if any of the representations and warranties of the Company contained in the Merger Agreement were untrue or incorrect in any material respect when made and at the time of termination remained untrue or incorrect in any material respect and such misrepresentation materially adversely affected the consummation (or materially delayed commencement or consummation) of the Offer, then the Company shall reimburse the Parent, the Purchaser and their affiliates (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, fees and disbursements payable to financing sources, investment bankers, counsel to the Purchaser or the Parent or any of the foregoing, and accountants) up to a maximum amount of $2 million; provided, however, that in no circumstances shall any payment be made under this paragraph after a payment has been made in the immediately succeeding paragraph. Unless required to be paid earlier pursuant to (d) as described above, the Company shall in any event pay the amount requested within one business day of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course after request by the Company.

     The Merger Agreement defines "Third Party Acquisition" as the occurrence of any of the following events: (i) the acquisition of the Company by merger or similar business combination by any person other than the Parent, the Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 20.0% or more of the assets of the Company and its subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of 20.0% or more of the outstanding Shares.

     The Merger Agreement also provides that upon the termination of the Merger Agreement (i) under circumstances in which the Company shall have been entitled to terminate the Merger Agreement pursuant to (d)(i) above (whether or not expressly terminated on such basis) or (ii) if any of the representations and warranties of the Parent or the Purchaser contained in the Merger Agreement were untrue or incorrect in any material respect when made and at the time of termination remained untrue or incorrect in any material respect and such misrepresentation materially adversely affected the Parent's or the Purchaser's ability to consummate (or materially delayed commencement or consummation of) the Offer, then the Parent shall reimburse the Company and its affiliates (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, fees and disbursements payable to financing sources, investment bankers, counsel to the Company or any of the foregoing, and accountants) up to a maximum amount of $2 million.

     Except as otherwise specifically provided in the Merger Agreement, each party shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

     12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY. Purpose. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger. The Board of Directors of the Company has approved the Merger Agreement in accordance with the DGCL. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the DGCL, to duly convene a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement. If stockholder approval is required, the Merger Agreement must generally be approved by the vote of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, the Purchaser will have the power, to approve the Merger Agreement without the affirmative vote of any other stockholder. In such case, the Parent and the Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval of the Merger Agreement and the Merger. If the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser intends to take, and the Company has agreed, at the request of the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with the DGCL. In such event, the Merger would be accomplished without such a meeting.

     Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to or higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

     The foregoing description of the DGCL is not necessarily complete and is qualified in its entirely by reference to the DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for the Company. If the Purchaser obtains control of the Company pursuant to the Offer, the Parent expects to conduct a detailed review of the Company and its businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances that then exist. Such changes could include changes in the Company's businesses, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy.

     Except as described in this Offer to Purchase, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement (except as contemplated thereby), split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to the Purchaser's rights under Section 15, the Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If on or after the date of the Merger Agreement (except as contemplated thereby), the Company should declare or pay any cash or stock dividend or other distribution on, or issue any right with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the

Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 15, (i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000 and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the 1996 Annual Report, as of February 28, 1997, there were approximately 4,726 holders of record or through nominee or street name accounts with brokers of Shares and there were 21,376,093 Shares outstanding. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for the Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, but subject to the terms and conditions of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) to the extent permitted by the Merger Agreement if, (i) at the expiration of the Offer, a number of Shares which, together with any Shares owned by Parent or Purchaser, constitutes more than 50% of the voting power (determined on a fully-diluted basis), on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer, the ("Minimum Condition") or (ii) at any time on or after the date of this Agreement and prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred:

          (a) there shall have been entered any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, or any statute, rule or regulation enacted, entered, enforced, promulgated, amended or issued that is applicable to Parent, Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency that: (i) makes illegal or otherwise directly or indirectly restrains or prohibits or makes materially more costly the making of the Offer in accordance with the terms of the Merger Agreement, the acceptance for payment of, or payment for, some of or all the Shares by Purchaser or any of its affiliates or the consummation of the Merger; (ii) prohibits the ownership or operation by the Company or any of its subsidiaries, or Parent or any of its subsidiaries, of all or any material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, or Parent or its subsidiaries, taken as a whole; or (iii) materially limits the ownership or operation by the Company or any of its subsidiaries, or Parent or any of its subsidiaries, of all or any material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, or Parent or its subsidiaries, taken as a whole (other than, in either case, assets or businesses of the Company or its subsidiaries or Parent's fluid technology business that are not material (measured in relation to the combined assets or revenues of the Company and its subsidiaries and Parent's fluid technology business, taken as a whole)) or compels Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the businesses or assets of the Company or any of its subsidiaries or Parent or any of its subsidiaries (other than, in either case, assets or businesses of the Company or its subsidiaries or Parent's fluid technology business that are not material (measured in relation to the combined assets or revenues of the Company and its subsidiaries and Parent's fluid technology business, taken as a whole)), as a result of the transactions contemplated by the Offer or the Merger Agreement; (iv) imposes limitations on the ability of Parent, Purchaser or any of Parent's affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote any Shares acquired or owned by Parent or Purchaser or any of its affiliates on all matters properly presented to the stockholders of the Company, including without limitation the adoption and approval of the Merger Agreement and the

     Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (v) requires divestiture by Parent or Purchaser or any of their affiliates of any Shares;

          (b) there shall have occurred any event that is reasonably likely to have a Material Adverse Effect;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices (other than suspensions or limitations triggered on the New York Stock Exchange by price fluctuations on a trading day) for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States or materially adversely affecting (or material delaying) the consummation of the Offer or
     (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

          (d) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of more than 25.0% of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in
     Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of more than 5% of the outstanding Shares other than the Offer and the Merger, (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to a Material Adverse Effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect that is reasonably likely to have a Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (g) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

          (h) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer or the Merger, and any applicable waiting periods under any foreign statutes or regulations, shall not have expired or been terminated;

which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances (except for any action or inaction by Purchaser or any of its affiliates constituting a breach of the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (except for any action or inaction by Purchaser or any of its affiliates constituting a breach of the Merger Agreement) or (other than the Minimum

Condition) may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. General. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp.
v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

     The Parent intends, as soon as reasonably practicable following the date hereof, to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from the Parent, the waiting period would be extended for an additional 10 calendar days following substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not (other than as may be requested by the Company pursuant to the Merger Agreement), be extended and in any event the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Based upon an examination of publicly available information relating to the businesses in which the Company and its subsidiaries are engaged, the Purchaser has determined that the Company and the Parent both produce and distribute similar product lines in certain geographic areas. Although the Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Certain Foreign Approvals. The Company has informed the Purchaser that the Company has interests in certain businesses and assets in Italy and Canada with respect to which certain filings may be acquired.

     Under Italian antitrust law, the Purchaser may have to provide notice of the consummation of the Offer to the Italian antitrust authorities in advance thereof. Upon such filing, such authorities will have 30 days to either (i) approve the indirect transfer of Italian assets that would result from consummation of the Offer or (ii) institute a full investigation of the effect of the transactions pursuant to the Merger Agreement on competition in the Italian pump market. Within 45 days of commencing such investigation, such authorities will either (a) approve such consummation, (b) prohibit the indirect transfer of Italian assets, (c) condition such transfer on divestiture of some portion of such assets or (d) extend the investigation for an additional 30 days.

     Certain provisions of Canada's Competition Act require pre-notification to the Director of Investigation and Research (the "Director") of a significant acquisition of assets in Canada of an operating business or, subject to certain share thresholds, voting shares of a corporation that directly or through subsidiaries conducts an operating business in Canada (a "Notifiable Transaction"). If a transaction is a Notifiable Transaction it may not be completed prior to the expiration or earlier termination of the applicable waiting period after notice of such transaction has been delivered to the Director. The waiting periods may be seven or 21 days from the time information provided to the Director is certified to be completed, depending upon the type of information provided to the Director. The Director may waive or abridge the waiting period. If the Director determines that the Notifiable Transaction would, or is likely to, have the effect of lessening or preventing competition substantially in a definable market, the Director may apply to the Competition Tribunal (a special purpose Canadian tribunal) for an order to require, among other things, the disposition of the Canadian assets or shares acquired in such Notifiable Transaction in the case of a completed merger, or to prevent the acquisition of Canadian assets or shares in the case of a proposed merger.

     The Purchaser intends to file any required notices or applications with respect to the Merger with the appropriate Italian and Canadian authorities and, to the extent necessary, observe the applicable waiting periods and to seek any requisite approvals from such authorities.

     Other Foreign Approvals. Based on publicly available information, it appears that the Company also owns property or conducts business in other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer.

     Margin Credit Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

     17. FEES AND EXPENSES. Morgan Stanley is acting as Dealer Manager in connection with the Offer and serving as financial advisor to the Parent and the Purchaser in connection with the acquisition of the Company. The Parent has agreed, pursuant to an engagement letter, to pay to Morgan Stanley an advisory fee, in the event a transaction is not consummated, estimated to be between $200,000 and $300,000. The Parent has agreed to pay Morgan Stanley a fee of $4.3 million upon the consummation of the Offer or a merger or other business combination with, or acquisition of 50% or more of the Shares or of all or substantially all of the assets of, the Company. The Parent and the Purchaser will also reimburse Morgan Stanley for reasonable out-of-pocket expenses, including reasonable attorneys' fees, and have also agreed to indemnify Morgan Stanley against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and the Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 8 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          GEORGE ACQUISITION, INC.

APRIL 25, 1997

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                        OF THE PURCHASER AND THE PARENT

     1. Directors and Executive Officers of the Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The other required information with respect to each such person, with the exception of Lawrence J. Swire, for whom such information is provided below, is set forth under "Directors and Executive Officers of the Parent". All directors and executive officers listed below are citizens of the United States, except that Mr. Kamber is a citizen of Austria.

              NAME                                          POSITION
---------------------------------  ----------------------------------------------------------
Martin Kamber....................  President and Director.
Vincent A. Maffeo................  Vice President, Treasurer and Director.
Lawrence J. Swire................  Vice President, Secretary and Director. He has been
                                   Associate General Counsel of the Parent since December
                                     1995. Prior thereto, he was Assistant General Counsel of
                                     ITT Corporation, the corporate predecessor of the
                                     Parent.

     2. Directors and Executive Officers of the Parent. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of the Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is Four West Red Oak Lane, White Plains, NY 10604. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. All directors and executive officers listed below are citizens of the United States, except that Mr. David-Weill is a citizen of France and Mr. Kamber is a citizen of Austria.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                          AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
        NAME AND ADDRESS                 OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
Travis Engen.....................  Director since 1995; Chairman, President and Chief
                                     Executive of ITT Industries since December 1995. From
                                     January 1991 through December 19, 1995, he was an
                                     Executive Vice President of ITT Corporation, the
                                     corporate predecessor of ITT Industries. Mr. Engen is a
                                     director of Lyondell Petrochemical Company and of Alcan
                                     Aluminium Limited. He is a member of the Business
                                     Roundtable and the Manufacturers Alliance Board of
                                     Trustees. He also is a director of Fundacion Chile, a
                                     non-profit research organization in Chile.
Rand V. Araskog..................  Director since 1995, Chairman and Chief Executive of ITT
                                     Corporation since December 1995. Previously he had
                                     served as the Chief Executive of the corporate
                                     predecessor of ITT Industries since 1979 and as Chairman
                                     since 1980. He is a director of ITT Corporation, ITT
                                     Hartford Group, Inc., ITT Educational Services, Inc.,
                                     Alcatel Alsthom of France, Dow Jones & Company, Inc.,
                                     Rayonier Inc., and Shell Oil Company. Mr. Araskog is a
                                     member of The Business Council, The Business Roundtable,
                                     and a trustee of the New York Zoological Society and of
                                     the Salk Institute.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                          AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
        NAME AND ADDRESS                 OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
Robert A. Burnett................  Director since 1995, former Chairman of Meredith
                                     Corporation (1988-1992). He is a director of ITT
                                     Corporation, ITT Hartford Group, Inc., Meredith
                                     Corporation, Whirlpool Corporation, and Mid American
                                     Energy. He is a member of the Board of Trustees of
                                     Grinnell College, Grinnell, Iowa.
Curtis J. Crawford...............  Director since 1996; President of Microelectronics Group of Lucent Technologies, Inc. since 1996. He served in a
                                     similar capacity with AT&T from 1993 to 1996. From 1991
                                     to 1993, he was Vice President and Co-Chief Executive
                                     Officer of Microelectronics, formerly a division of
                                     AT&T. He is a director of Lyondell Petrochemical Company
                                     and chairman of the board of i-STAT Corporation. He also
                                     is a director of the Semiconductor Industry Association.
Michel David-Weill...............  Director since 1995; Chairman of Lazard Freres & Co. LLC since May 1, 1995 when Lazard Freres & Co., of which he
                                     had been Senior Partner since 1977, was restructured and
                                     its name changed. Mr. David-Weill is a director of a
                                     number of corporations, including Groupe Danone and
                                     Publicis S.A. in France, Instituto Finanziario
                                     Industriale S.p.A. in Italy, Pearson plc in England, The
                                     Dannon Company, Inc. and the New York Stock Exchange,
                                     Inc. in the United States, as well as other companies of
                                     which Lazard Freres & Cie., Paris, or one of its
                                     affiliates, is the principal stockholder.
S. Parker Gilbert................  Director since 1995; Chairman, Morgan Stanley Advisory
                                     Board; retired in 1990 from Morgan Stanley Group Inc.,
                                     where he served as Chairman from 1984. Mr. Gilbert is a
                                     director of Morgan Stanley Group Inc., Burlington
                                     Resources Inc., and Taubman Centers, Inc. He is
                                     President, Board of Trustees of the Pierpont Morgan
                                     Library, and a member of the Board of Trustees of the
                                     Metropolitan Museum of Art and the Alfred P. Sloan
                                     Foundation.
Edward C. Meyer..................  Director since 1995; Chairman of Mitretek Systems retired in 1983 as chief of staff of the United States Army. He is a director of ITT Corporation, FMC Corporation and its
                                     joint venture company in Turkey, the Brown Group, Aegon
                                     U.S.A., and GRC International. He is a managing partner
                                     of Cilluffo Associates Limited Partnership, a trustee of
                                     the George C. Marshall Foundation, and a board member of
                                     the Smith Richardson Foundation. He is President of the
                                     Army Emergency Relief Association and a member of the
                                     Board of Overseers of the Hoover Institution and the
                                     Board of Advisors of the Center for Strategic and
                                     International Studies.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                          AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
        NAME AND ADDRESS                 OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
Sidney Taurel....................  Director since 1996; President and Chief Operating Officer of Eli Lilly and Company since February 1996. In 1986, he
                                     was named President of Eli Lilly International
                                     Corporation and became executive Vice President of the
                                     pharmaceutical division in 1991. In 1993, he became
                                     executive Vice President of Eli Lilly and Company and
                                     President of its pharmaceutical division. Mr. Taurel is
                                     a director of Eli Lilly and Company and The McGraw Hill
                                     Companies, Inc. He also is Chairman of the Board of
                                     Directors of the Pharmaceutical Research and
                                     Manufacturers of America and a member of the Board of
                                     Overseers of the Columbia University Business School and
                                     the Board of the RCA Tennis Championships.
Ralph D. Allen...................  Vice President, Director of Investor Relations since
                                     December 1995 and prior thereto, Mr. Allen served in a
                                     similar capacity with the corporate predecessor of the
                                     Parent since 1981.
Donald E. Foley..................  Vice President and Treasurer since May 1996. Prior thereto, Mr. Foley was Assistant Treasurer of the
                                     International Paper Company.
Louis J. Giuliano................  Senior Vice President since December 1995 and, prior thereto, Mr. Giuliano served in a similar capacity with
                                     the corporate predecessor of the Parent since 1988.
Martin Kamber....................  Senior Vice President, Director of Corporate Development
                                     since December 1995. From 1993 until December 1995, Mr.
                                     Kamber was Vice President, Corporate Development of ITT
                                     Automotive, Inc. and Executive Assistant to the
                                     President, Chief Operating Officer and Executive Vice
                                     President of the corporate predecessor of the Parent.
Heidi Kunz.......................  Senior Vice President and Chief Financial Officer since
                                     December 1995. Prior thereto, Ms. Kunz was Vice President
                                     since 1994 and Treasurer since 1993 of the General
                                     Motors Corporation. Prior thereto, she was Assistant
                                     Treasurer of the General Motors Corporation.
Richard J. Labrecque.............  Senior Vice President since March 1996. Prior thereto, Mr.
                                     Labrecque was Vice President of the corporate
                                     predecessor of the Parent since 1985.
Vincent A. Maffeo................  Senior Vice President and General Counsel since December
                                     1995. Prior thereto, Mr. Maffeo was Vice President and
                                     General Counsel to ITT Automotive, Inc. since 1992 and
                                     prior thereto, Vice President and General Counsel of ITT
                                     Defense, Inc.
Thomas R. Martin.................  Vice President, Director of Corporate Relations since
                                     September 1996. Mr. Martin was Vice President of Corporate
                                     Communications since 1995 and prior thereto, Managing
                                     Director of Public Relations of Federal Express Corp.
Richard W. Powers................  Vice President, Director of Taxes since December 1995.
                                     Prior thereto, Mr. Powers was Vice President of the
                                     corporate predecessor of the Parent since 1991.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                          AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
        NAME AND ADDRESS                 OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
James P. Smith, Jr. .............  Senior Vice President, Director of Human Resources since
                                     December 1995. Prior thereto, Mr. Smith was Executive Vice
                                     President of ITT Sheraton Corporation since 1993 and
                                     Senior Vice President of ITT Sheraton Corporation.
Richard J. Townsend..............  Vice President and Controller since March 1997. Prior thereto, Mr. Townsend was Assistant Corporate Controller
                                     of IBM Corporation since 1995 and, prior to that, held
                                     various management positions in the IBM organization.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

          By Mail:                  By Facsimile Transmission:            By Hand or Overnight
                                                                                Delivery:
Tender & Exchange Department     (for Eligible Institutions only)     Tender & Exchange Department
       P.O. Box 11248                     (212) 815-6213                   101 Barclay Street
    Church Street Station                                              Receive and Deliver Window
   New York, NY 10286-1248          For Information Telephone:             New York, NY 10286
                                          (800) 507-9357

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           (GEORGESON & COMPANY LOGO)

                               Wall Street Plaza
                            New York, New York 10005

                        BANKS AND BROKERS CALL COLLECT:
                                 (212) 440-9800
                           ALL OTHERS CALL TOLL FREE:
                                 1-800-223-2064

                      The Dealer Manager for the Offer is:

                              MORGAN STANLEY & CO.
                                     Incorporated

                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-4341